Exhibit 99.1

QuickLogic Announces Radhika Krishnan Stepping Down From its Board of Directors

SAN JOSE, Calif., April 1, 2024 /PRNewswire/ -- QuickLogic Corporation (NASDAQ: QUIK), a developer of embedded FPGA (eFPGA) IP, ruggedized FPGAs and Endpoint AI/ML solutions, today announced that Radhika Krishnan has stepped down from its Board of Directors effective March 31, 2024 in order to focus on her operator role at Amazon Web Services.

Ms. Krishnan has served on QuickLogic’s Board since 2021. She served as a member of the Compensation Committee and Nominating and Corporate Governance Committee and was a Class III Director.

“On behalf of our Board and QuickLogic’s management team, we want to thank and acknowledge Radhika for her contributions to the Company,” stated Mike Farese, Chairman of the Board of QuickLogic. “We want to express our gratitude for the leadership, strategic insight and expertise in Artificial Intelligence that Radhika has provided over the past years.”

Ms. Krishnan stated, “QuickLogic has made great progress developing its comprehensive eFPGA IP ecosystem during the last three years and is well positioned to capitalize on the rapidly increasing demand for such innovative technology in new SoC designs.”

Effective upon Ms. Krishnan’s resignation as a director, the size of the Company’s Board of Directors was reduced from seven to six directors. Ms. Krishnan’s departure, the reduction in the size of the Board and the Board committees and the reduction of the number of Class III directors does not impact the Company’s compliance with Nasdaq Listing Rules.

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is a fabless semiconductor company that develops innovative embedded FPGA (eFPGA) IP, discrete FPGAs, and FPGA SoCs for a variety of industrial, aerospace and defense, edge and endpoint AI, consumer, and computing applications. Our wholly owned subsidiary, SensiML Corporation, completes the end-to-end solution portfolio with AI / ML software that accelerates AI at the edge/endpoint. For more information, visit quicklogic.com.

QuickLogic and QuickLogic logo are registered trademarks of QuickLogic. All other trademarks are the property of their respective holders and should be treated as such.

Press Contacts
QuickLogic:
Andrea Vedanayagam
Veda Communications
408.656.4494
pr@quicklogic.com